UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 30, 2005

Toreador Resources Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-02517	75-0991164
(Commission File Number)	(IRS Employer Identification No.)

4809 Cole Avenue, Suite 108
Dallas, Texas	75205
(Address of Principal Executive Offices)	(Zip Code)

(214) 559-3933

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-

Balance Sheet Arrangement of a Registrant.

On September 30, 2005, pursuant to the exercise of an over-allotment option under a purchase agreement dated September 22, 2005 (the “Purchase Agreement”) among Toreador Resources Corporation (“Toreador”) and certain purchasers (each, an “Initial Purchaser,” and collectively, the “Initial Purchasers”), Toreador sold to the Initial Purchasers an aggregate principal amount of $11,250,000 of Toreador’s 5.00% Convertible Senior Notes due 2025 (the “Notes”), at an initial conversion rate of 23.3596 shares of Toreador’s common stock per $1,000 principal amount of the Notes, which represents an initial conversion price of approximately $42.81 per share. A principal amount of $75,000,000 of the Notes were purchased pursuant to the Purchase Agreement on September 27, 2005. Under the Purchase Agreement, the Initial Purchasers had the right to purchase up to an additional $11,250,000 principal amount of the Notes for a period of thirty (30) days from September 22, 2005. The Notes sold on September 30, 2005 are identical to, and are being issued pursuant to the same indenture, dated September 27, 2005, between Toreador and The Bank of New York Trust Company, N.A., as the Notes sold on September 27, 2005, which were described in the Current Report on Form 8-K filed on September 28, 2005.

Item 3.02.	Unregistered Sales of Equity Securities.

On September 30, 2005, Toreador sold an aggregate principal amount of $11,250,000 of the Notes at an initial conversion rate of 23.3596 shares of Toreador’s common stock per $1,000 principal amount of the Notes, which represents an initial conversion price of approximately $42.81 per share, to the Initial Purchasers pursuant to the Purchase Agreement. The Notes were sold in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, pursuant to transactions by Toreador not involving any public offering. The exemption under Section 4(2) of the Securities Act for the sale of the Notes is based upon the representations of the Initial Purchasers in the Purchase Agreement that, among other things, the Initial Purchasers are “Qualified Institutional Buyers,” as defined by Rule 144A under the Securities Act.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOREADOR RESOURCES CORPORATION

Date: October 5, 2005

By:         /s/ G. Thomas Graves III

G. Thomas Graves III, President and CEO